EXHIBIT 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

GE Vernova LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common stock, par value $0.01 per share	457(c) and 457(h)	12,500,000(2)	$29.42(3)	$367,750,000	0.00014760	$54,280

	Total Offering Amounts					$367,750,000		$54,280

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$54,280

1.

Pursuant to Rule 416 under the Securities Act, this Registration Statement covers (i) such additional number of shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) issuable upon stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events or (ii) such reduced number of shares of Common Stock in respect of any reverse stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events, in each case with respect to the shares of Common Stock being registered pursuant to this Registration Statement. In addition, this Registration Statement also covers an indeterminate amount of plan interests to be offered or sold pursuant to the GE Vernova Inc. Retirement Savings Plan.

2.	Consists of 12,500,000 shares of Common Stock that may be issued pursuant to the GE Vernova Inc. Retirement Savings Plan.
3.

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based on the estimated book value of the Common Stock as of December 31, 2023, the latest practicable date.